EXHIBIT 10.12

AMENDMENT 2003-1

MERCURY GENERAL CORPORATION

PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, the Company deems it desirable to modify the Plan’s provisions to provide eligible participants the ability to make catch-up contributions to their individual accounts in accordance with Section 414(v) of the Internal Revenue Code of 1986, as amended in concert with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”);

NOW THEREFORE, effective as of June 1, 2003, the Plan is hereby amended as follows:

The following Section 3.10 is hereby added to the Plan as follows:

“3.10 Catch-Up Contributions

All employees who are eligible to make before-tax Compensation Deferrals under this Plan and who have attained age 50 before the close of the plan year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) if the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Section 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Catch-up contributions shall apply to contributions after the date specified by the Company. Company Matching Contributions shall not be allocated with respect to any contribution made as a catch-up contribution, even if it is later recharacterized as not constituting a catch-up contribution.”

IN WITNESS WHEREOF, this Amendment 2003-1 is hereby adopted this 22nd day of May 2003.

MERCURY GENERAL CORPORATION

By:	/s/ GEORGE JOSEPH

Its:	Chief Executive Officer